EXHIBIT 3.2

                      ARTICLES OF AMENDMENT
               TO THE ARTICLES OF INCORPORATION OF
                    UPLAND ENERGY CORPORATION

     Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, Upland Energy Corporation, a Utah corporation, hereinafter referred to as the "Corporation," hereby adopts the following Articles of Amendment to these Articles of Incorporation:

FIRST:  The name of the Corporation is Upland Energy Corporation

SECOND: Article I shall read as follows:

                            Article I

    The name of the Corporation is LifeSmart Nutrition Technologies, Inc.

THIRD:     Article IV shall read as follows:

                         AUTHORIZED SHARE

     The Corporation shall have authority to issue an aggregate of 60,000,000 shares, of which 10,000,000 shares shall be preferred stock, par value $0.001 (the "Preferred Stock"), and 50,000,000 shares shall be common stock, par value $0.001 (the "Common Stock"). The powers, preferences, and rights, and the qualifications, limitations, or restrictions of the shares of stock of each class and series which the Corporation shall be authorized to issue, are as follows:

    (a) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the board of directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional, and other rights of each such series and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences, and relative participating, optional, and other rights and the qualifications, limitations, and restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:

         (i) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof outstanding) from time to time by action of the board of directors;

         (ii) The rate and times at which, and the terms and conditions on which, dividends, if any, on the shares of the series shall be paid; the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of this Corporation or on any series of Preferred Stock and whether such dividends shall be cumulative or noncumulative;

       (iii) The right, if any, of the holders of the shares of the same series to convert the same into, or exchange the same for, any other class or classes of stock of this Corporation and the terms and conditions of such conversion or exchange;

       (iv) Whether shares of the series shall be subject to redemption and the redemption price or prices, including, without limitation, a redemption price or prices payable in shares of any other class or classes of stock of the Corporation, cash, or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

       (v) The rights, if any, of the holders of shares of the series on voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of this Corporation;

       (vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

       (vii) The voting powers, if any, of the holders of shares of the series.

     (b) Common Stock. The Common Stock shall have the following powers, preferences, rights, qualifications, limitations, and restrictions:

        (i) After the requirements with respect to preferential dividends of Preferred Stock, if any, shall have been met and after this Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the Utah Revised Business Corporation Act, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors without distinction as to series;

        (ii) After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each without distinction as to series; and

        (iii) Except as may otherwise be required by law or these Articles of Incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, including any vote to amend these Articles of Incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters and shall not have the right to cumulate their votes for any purpose.

    (c)     Other Provisions.

        (i) The board of directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Shares so issued, for which the full consideration determined by the board of directors has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon.

      (ii) Unless otherwise provided in the resolution of the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of any class of the Corporation or of any security or obligation convertible into, or of any warrant, option, or right to purchase, subscribe for, or otherwise acquire, shares of any class of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for, or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.

     (iii) Anything herein contained to the contrary notwithstanding, any and all right, title, interest, and claim in and to any dividends declared or other distributions made by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents, or other agents or depositories, shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.

FOURTH:     By executing these Articles of Amendment to the Articles of
Incorporation, the president and secretary of the Corporation do hereby certify that on May 10, 2001, the foregoing amendment to the Articles of Incorporation of Upland Energy Corporation was authorized and approved pursuant to section 16-10a-1003 of the Utah Revised Business Corporation Act by a vote of the majority of the Corporation's shareholders. The number of issued and outstanding shares entitled to vote on the foregoing amendment to the Articles of Incorporation was 5,065,592 of which 3,357,492 shares voted for an no shares voted against the foregoing amendment to the Articles of Incorporation. No other class of shares was entitled to vote thereon as a class.

DATED this 12th day of February, 2002.

                              Upland Energy Corporation

                                      /s/ Lee Jackson, President
                                    Lee Jackson, President

                                      /s/ Mike Labertew
                                    Mike Labertew, Secretary



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STATE OF UTAH           )
                        :ss
COUNTY OF SALT LAKE     )

On this 12th day of February 2002, personally appeared before me, the undersigned, a notary public, Lee Jackson and Michael Labertew, who being by me first duly sworn, declare that they are the president and secretary, of the above-named corporation, that they signed the foregoing Articles of Amendment to the Articles of Incorporation, and that the statements contained therein are true.

                             WITNESS MY HAND AND OFFICIAL SEAL

                             /s/ Elliott N. Taylor
                             Notary Public